Western Asset 2008 Worldwide Dollar Government Term Trust Inc. Announces Timeline for Termination of Trust

NEW YORK, November 17, 2008 – Business Wire – Western Asset 2008 Worldwide Dollar Government Term Trust Inc. (the “Trust”), which is listed on the New York Stock Exchange under the symbol “SBG,” today announced that the Board of Directors of the Trust has approved the termination of the Trust. The Trust expects to distribute at least $10 per share upon termination, thus meeting its stated investment objective.

November 28, 2008 will be the effective date of the termination and the transfer agent will close the books of the Trust on that date. The proportionate interests of shareholders in the assets of the Trust will be fixed on the basis of their respective shareholdings at the close of business on November 28, 2008. Prior to the opening of business on December 1, 2008, SBG will cease trading on the New York Stock Exchange. The Trust will then liquidate and distribute its remaining net assets on Monday, December 1, 2008.

The distribution of the Fund’s assets will be made in one cash payment in complete cancellation of all of the outstanding shares of the Trust.

Western Asset 2008 Worldwide Government Term Trust Inc., a non-diversified closed-end management investment company, is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment manager.

Contact the Trust at 1-888-777-0102 for additional information, or consult the Trust’s web site at www.leggmason.com/cef.

Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co., LLC, 212-857-8087